Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Long Table Growth Sponsor LLC

Address of Joint Filer:	c/o Long Table Growth Corp.
8400 Westchester Drive, Suite212
Dallas, Texas 75225

Relationship of Joint Filer to Issuer:	10% Owner, Director

Issuer Name and Ticker or Trading Symbol:	Long Table Growth Corp. [LTGR]

Date of Event Requiring Statement:

(Month/Day/Year):	6/3/2026

Name of Joint Filer:	Gregory Ethridge

Address of Joint Filer:	c/o Long Table Growth Corp.
8400 Westchester Drive, Suite212
Dallas, Texas 75225

Relationship of Joint Filer to Issuer:	10% Owner, Director, Officer (Chief Executive Officer and Chairman)

Issuer Name and Ticker or Trading Symbol:	Long Table Growth Corp. [LTGR]

Date of Event Requiring Statement:

(Month/Day/Year):	06/3/2026